Exhibit 15

July 31, 2002

Aetna Inc.
Hartford, Connecticut

Ladies and Gentlemen:

Re:  Registration Statement No. 333-52120, 333-52122, 333-52124, 333-54046, 333-73052, 333-87722, 333-87726

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 31, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut